PRESS RELEASE

Synthesis Energy Systems Announces Agreement to Expand and Restart its ZZ Joint Venture Plant in China

ZZ Joint Venture Expects to Begin Methanol Production and Sales Later this Year

HOUSTON, July 24, 2013 -- Synthesis Energy Systems, Inc. (Nasdaq: SYMX) ("SES") announced today that is has entered into a definitive agreement with Xuecheng Energy (XE), formerly Shandong Hai Hua Coal & Chemical Company Ltd. (Hai Hua), that will enable SES’ Zao Zhuang Joint Venture (ZZ JV) to restart the plants and expand into producing and selling methanol. The annual methanol production capacity of the expanded ZZ JV is expected to be approximately 90,000 metric tons per year, which SES believes can generate approximately $30 million in annual revenues from the ZZ JV starting in late 2013 assuming recent average methanol prices.

Under terms of the agreement, the ZZ JV plant will assume operating control of XE’s existing methanol unit. XE will sell coke oven gas (COG) and certain utility streams to the ZZ JV plant at transfer pricing described in the agreement. The ZZ JV plant will utilize the COG combined with its syngas produced by the two existing SES gasification systems to produce methanol to sell to third parties. SES will resume operation of the ZZ JV after completion of retrofit and upgrades to both the methanol unit and the syngas plant. Subject to acceptable completion of the retrofit and other preconditions as defined in the contract, this new agreement will supersede the previous syngas sales agreement between the ZZ JV and Hai Hua. Bank financing of just under $5 million is required to complete the work and begin production of methanol from the integrated operation. Under the terms of the agreement, XE is providing a loan guarantee for a major portion of the financing required.

“This win-win collaboration with XE is the result of many months of cooperation and negotiations to produce a financially workable alternative agreement that is acceptable to all parties. We appreciate the commitment XE has shown in accomplishing this important objective and we welcome the strong support from the local Xuecheng government officials to keep the local industries operating and productive,” said Robert Rigdon, President and CEO of Synthesis Energy. “Our focus now is on completing the retrofit to both plants and starting up the newly integrated commercial approach as quickly as possible. It is also very positive to achieve this milestone as our much larger Yima Joint Venture plant in Henan Province, China, is now operating and increasing its methanol production rates as planned. The ZZ JV plant and the Yima plant are expected have a combined methanol production capacity of approximately 400,000 metric tons per year.”

Donald Huang, General Manager of the ZZ JV, stated, “Our ZZ JV team is happy to achieve agreement through friendly discussions with Xuecheng Energy. We plan to quickly complete the financing and all the work required to start up the integrated syngas and coke oven gas plant to make methanol.”

About Synthesis Energy Systems, Inc.

SES provides technology, equipment, engineering and technical services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. The SES technology converts coal in a cost effective manner into synthesis gas without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of the SES gasification technology relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use most all qualities of coal (including lower grade, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, please visit www.synthesisenergy.com or call (713) 579-0600.

SES Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the development stage of the operations of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, the ability of the ZZ joint venture to effectively operate XC’s methanol plant and produce methanol, its ability to obtain the necessary approvals and permits for future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures, its ability to grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives and its relationship with Crystal Vision Energy, and its ability to develop its power business unit and marketing arrangement with GE and its other business verticals, steel and renewables. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

Synthesis Energy Systems, Inc.

Kevin Kelly

Chief Accounting Officer

(713) 579-0600

Kevin.Kelly@synthesisenergy.com

MBS Value Partners, LLC

Matthew D. Haines (Investors)

Managing Director

(212) 710-9686

Matt.Haines@mbsvalue.com

Feintuch Communications (Media)

Richard Anderson

Senior Managing Director

(718) 986-1596

SES@feintuchpr.com